Exhibit 10.2

ADVERTISING AGREEMENT

THIS ADVERTISING AGREEMENT(“Agreement”) is made and entered into this 28th day of June, 2012 (the “Effective Date”) by and between Voice Assist, Inc., a Nevada corporation (the “Company”), whose principal business address is 2 South Pointe Drive, Suite 100, Lake Forest, California, 92630 and AugmeTechnologies, Inc., a Delaware corporation (the “Advertiser”), whose principal business address is 350 7th Avenue, 2nd Floor, New York, NY 10001.

WITNESSETH:

WHEREAS, the Company is engaged in the business of providing voice-activated, enhanced telecommunication services, including advertising services, to the public;

WHEREAS, the Company and the Advertiser (the “Parties”) will enter into a Custom Software Development Agreement, dated of even date herewith, for the development of a customized software platform to facilitate the integration of the Advertiser’s marketing and advertising campaigns within the Company’s telecommunication services(the “Integrated Platform”);

WHEREAS, Advertiser, a provider of mobile marketing technology to leading consumer and healthcare brands, desires to utilize Company’s network and Mobile Application’s to publish its customers’ advertisements through the Integrated Platform as specified in this Agreement; and

WHEREAS, the Company desires to utilize Advertiser to publish its customers’ Advertisements through the Integrated Platform as specified in this Agreement;

NOW THEREFORE, the Parties agree to the following terms and conditions:

1. DEFINITIONS

(a)       “Advertisement” means the text, audio, possible web link, and/or graphic (GIF, PNG or JPEG) file or file of such other format as Company may designate from time to time, supplied by the Advertiser to be published through the Integrated Platform to Company’s Mobile Applications.

(b)       “Advertising Program” means an Advertiser’s particular selection of Advertisements for publication to and/or through Company’s Mobile Applications.

(c)       “Mobile Applications” means the Company’s free, advertising supported versions of its iPhone and Android based applications.

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(d)       “Rate Card” means the information regarding Company advertising services, rates, and technical requirements for Advertiser Submissions for publication on or through Company’s Mobile Applications, a copy of which Rate Card is attached hereto an included herein as Exhibit “A”.

(e)       “Advertiser Submission” means all information and items necessary for Company’s publication of Advertiser’s Advertisements, including initial Advertising Program information, Advertisements, changes and updates to Advertisements, and replacement or new Advertisements.

2. COMPANY SERVICES

(a)       Advertising Services. Company will publish Advertiser’s Advertisements on and through Company’s Mobile Applications according to the level of service selected from the Rate Card or Advertising Program. Advertiser shall retain all right, title and interest in and to its Advertisements (including the copyright ownership thereof), and Advertiser hereby grants Company a royalty-free worldwide license, without payment or other charge therefore, to use, display, transmit, perform, reproduce and distribute the Advertisements, and such other licenses with respect to the Advertisements necessary to fulfill the intention of this Agreement.

(b)       No Warranty. Company may at its sole discretion provide reports to Advertiser. Company makes no warranty, express or implied, as to any matter, including, without limitation, the Advertising Program and other services provided hereunder or their accuracy. Company expressly disclaims the warranties of Non-Infringement, Merchantability, and Fitness for any Particular Purpose.

3. ADVERTISER SUBMISSIONS

(a)       Submission Deadline. Company must receive all Advertiser Submissions at least five (5) business days prior to the scheduled date of publication for each relevant Advertisement (“Submission Deadline”).

(b)       Changes and Cancellations. All changes to and/or cancellations of Advertiser Submissions must be made in writing and received by Company prior to the Submission Deadline.

(c)       Rejections. Company may, in its complete discretion, refuse at any time, prior to or during publication, for any reason to accept any Advertiser Submission and/or to publish any Advertisement.

4. ADVERTISER WARRANTY AND INDEMNIFICATION.

(a)       Advertiser Warranty. Advertiser hereby represents and warrants to Company:

i.       No Infringement. Advertiser’s Advertisements do not now, and will not, violate any criminal laws or any rights of any third parties, including, but not limited to, infringement or misappropriation of any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, false advertising, unfair competition, defamation, invasion of privacy or rights of celebrity, violation of any antidiscrimination law or regulation, or any other right of any person or entity.

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ii.       No Objectionable Content. Advertiser’s Advertisements do not now, and will not, include any material that is: unlawful, harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, hateful, racially, ethnically or otherwise objectionable, including, without limitation, any material that encourages conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable local, state, national or international law.

(b)       Indemnification. Advertiser shall indemnify and hold Company, its officers agents, directors, employees and distributors harmless from and against all actions, claims, damages, costs and expenses (including attorney’s fees) arising out of or with respect to: (i) any breach of the foregoing warranties; or (ii) any other third party claim in connection with Advertiser’s Advertisements.

5. ADVERTISING PAYMENTS

The Parties shall share in all of the advertising revenue generated by the publication of Advertisements on and through Company’s Mobile Applications, according to the prices and terms listed in the Rate Card or as specified in the Advertising Program, as follows:

(a)       Advertiser Generated Revenue. For advertising revenue generated by Advertiser or its clients, such revenue will be shared equally with 50% to Advertiser and 50% to Company.

(b)       Company Generated Revenue. For advertising revenue generated by Company or its clients, such revenue will be divided with 30% to Advertiser and 70% to Company.

(c)       Wireless Carrier. In the event of a requirement that a wireless carrier or other partner of the Company share in a portion of the advertising revenue generated under the terms of this Agreement, such payments shall constitute an expense which shall be deducted from the gross receipts prior to the application of the applicable revenue sharing provisions as set forth in subsections (a) and (b) of this Section 5.

6. AUDIT RIGHTS

The Company shall maintain for a period of three (3) years after the end of the year to which they pertain, complete records of the published advertisements, and responses thereto, in order to calculate and confirm the advertising payments due hereunder. Upon reasonable prior notice, Advertiser will have the right, exercisable not more than once every six (6) months, to appoint an independent accounting firm or other agent reasonably acceptable to Company, at Advertiser’s sole expense, to examine such books, records and accounts during Company’s normal business hours to verify the amounts due Advertiser herein, subject to execution of Company’s standard confidentiality agreement by the accounting firm or agent; provided, however, that execution of such agreement will not preclude such firm from reporting its results to Advertiser. In the event such audit discloses an underpayment or overpayment of advertising revenue due hereunder, the appropriate party will promptly remit the amounts due to the other party. If any such audit discloses a shortfall in payment to Advertiser of more than ten percent (10%) for any quarter, Company agrees to pay or reimburse Advertiser for the expenses of such audit.

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7. CONFIDENTIALITY

(a)       Defined. “Confidential Information” will mean: (i) Advertisements, prior to publication, (ii) any Company statistics, such as number of customers, Mobile Application users and usage statistics, Advertisement statistics, etc., which shall be considered Company’s Confidential Information, and (iii) any information designated in writing by the disclosing party as “confidential” or “proprietary.”

(b)       Obligations. During the term of this Agreement and for a period of three (3) years thereafter, neither party will use or disclose any Confidential Information of the other party except as specifically contemplated herein. The foregoing restrictions will not apply to information that (i) has been independently developed by the receiving party, (ii) has become publicly known through no wrongful act of the receiving party, (iii) has been rightfully received from a third party authorized to make such disclosure, (iv) has been approved for release by the disclosing party in writing, or (v) is required to be disclosed by a competent legal tribunal.

8. LIMITATION ON DAMAGES

(a)       Limitation. In no event will Company be liable to Advertiser for any lost profits, lost data, costs of procurement of substitute goods or services, or any form of special, incidental, indirect, consequential or punitive damages of any kind (whether or not foreseeable), whether based on breach of contract, tort (including negligence), product liability or otherwise, even if Company is informed in advance of the possibility of such damages. Company’s total liability under this Agreement is limited to the payments received by Company from Advertiser hereunder for the current term of this Agreement only, without regard to any previous agreements or versions of this Agreement between the Company and the Advertiser.

(b)       Failure of Essential Purpose. The parties have agreed that the limitations and exclusions of liability specified in this Agreement will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

(c)       Basis of the Bargain. Advertiser acknowledges that Company has set its rates and entered into this Agreement in reliance upon the limitations of liability and the disclaimers of warranties and damages set forth herein, and that the same form an essential basis of the bargain between the parties.

9. TERM AND TERMINATION

(a)       Term. The term of this Agreement commences on the Effective Date and, unless earlier terminated in accordance with this Section 9 or Section 3, will continue in effect for an initial term of two (2) years; provided, however this Agreement shall be automatically renewed after the expiration of the initial term for additional successive renewal periods of one (1) year each.

(b)       Termination. In the event of a breach by Advertiser of any of its obligations hereunder, Company may terminate this Agreement immediately upon written notice (see Section 11(d)) to Advertiser. In the event of a breach by Company of any of its obligations hereunder, Advertiser may terminate this Agreement upon thirty (30) days written notice to the other party.

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(c)       Effect of Termination. (i) Payment Obligations. If this Agreement is terminated by Company for breach by Advertiser, Advertiser shall remain liable for the value of the payments which are due or would otherwise become due and payable under the terms of this Agreement as fully performed. If this Agreement is terminated by Advertiser for breach by Company, Advertiser shall remain liable solely for the value of the payments which are due for advertising services already provided hereunder. (ii) Survival. The following provisions will survive the expiration or termination of this Agreement for any reason: Section 1 (Definitions), Section 2 (No Warranty), Section 3(c), Section 4 (Indemnification), Section 7 (Confidentiality), Section 8 (Limitation on Damages), Section 9(c) (Effect of Termination), Section 10 (Arbitration), and Section 11 (General). (iii) Return of Materials. Upon expiration or termination of this Agreement for any reason, Advertiser will promptly and at the direction of Company either destroy, or return to Company, and will not take or use, all items of any nature that belong to Company or its Advertisers or other customers and all records (in any form, format, or medium) containing or relating to Confidential Information.

10. ARBITRATION

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, California before one (1) arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and pursuant to JAMS’ Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

11. GENERAL

(a)       Assignment. Advertiser may not assign this Agreement in whole or in part, by operation of law or otherwise, without Company’s written consent, and any attempted assignment of this Agreement without such consent will be null and void.

(b)       Governing Law. The validity, construction and performance of this Agreement, and the legal relations between the parties to this Agreement, will be governed by and construed in accordance with the laws of the State of California, excluding that body of law applicable to conflicts of law.

(c)       Force Majeure. Except for the obligation to pay money, neither party will be liable to the other party for any failure or delay in performance caused by reasons beyond such party’s reasonable control, and such failure or delay will not constitute a breach of this Agreement.

(d)       Notices. Any notices under this Agreement will be sent by confirmed email, confirmed facsimile, nationally-recognized express delivery service, or certified or registered mail, return receipt requested, to the address specified on the cover sheet or such other address as the party specifies in writing. Notice by confirmed facsimile or express delivery service will be deemed received and effective upon delivery. Notice by certified or registered mail will be deemed received and effective five (5) days after dispatch.

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(e)       Waiver. The waiver of any breach or default of this Agreement will not constitute a waiver of any subsequent breach or default, and will not act to amend or negate the rights of the waiving party.

(f)       Severability. If one or more of the provisions contained in this Agreement is determined to be invalid, illegal or unenforceable in any respect under any applicable statute or rule of law, then such provision will be considered inoperable to the extent of such invalidity, illegality or unenforceability, and the remainder of this Agreement will continue in full force and effect. The parties hereto agree to replace any such invalid, illegal or unenforceable provision with a new provision that has the most nearly similar permissible economic and legal effect.

IN WITNESS WHEREOF, the Parties have caused this Advertising Agreement to be executed as of the date first set forth above.

COMPANY:

Dated: June ___, 2012	VOICE ASSIST, INC.

	By:	/s/ Michael Metcalf
	Name:	Michael Metcalf
	Its:	Chief Executive Officer
	Mail:	2 South Pointe Drive, Suite 100 Lake Forest, California, 92630

ADVERTISER:

Dated: June ___, 2012	AUGME TECHNOLOGIES, INC.

	By:	/s/ Paul Arena
	Name:	Paul Arena
	Its:	Chief Executive Officer
	Mail:	350 7th Avenue, 2nd Floor New York, NY 10001

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EXHIBIT “A”

Voice Assist Rate Card

Advertisement Type	Rate
Per each audio advertisement played (audio impression)
Per each audio ad verbal response (response rate & data for “like it, love it, hate it, etc)
Per each audio ad call response (call connected to advertiser)
Per each audio ad SMS sent (coupon/ad sent to mobile subscriber)

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